Exhibit 5.4

Christopher A. Poling

Attorney at Law

Direct Phone:  317.639.4881

Email: cpoling@lewis-kappes.com

April 10, 2013

WideOpenWest Finance, LLC

7887 East Belleview Avenue, Suite 1000

Englewood, CO 80111

Ladies and Gentlemen:

We have acted as counsel to Sigecom, LLC, an Indiana limited liability company (“Sigecom”), in connection with the preparation of the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) initially filed by WideOpenWest Finance, LLC, a Delaware limited liability company (“WOW Finance”), WideOpenWest Capital Corp., a Delaware corporation (“WOW Capital” and together with WOW Finance, the “Issuers”), and each of the guarantors listed on Schedule A hereto (collectively, the “Guarantors” and together with the Issuers, the “Registrants”) on April 10, 2013 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).   The Registration Statement relates to the proposed offer by the Issuers to exchange (the “Exchange Offer”) (i) up to $725,000,000 aggregate principal amount of the Issuers’ outstanding unregistered 10.250% Senior Notes due 2019 (the “Old Senior Notes”) for a like principal amount of the Issuers’ 10.250% Senior Notes due 2019 registered under the Securities Act (the “New Senior Notes”), to be guaranteed by the Guarantors (the “Senior Guarantees”) and (ii) up to $295,000,000 aggregate principal amount of the Issuers’ outstanding unregistered 13.375% Senior Subordinated Notes due 2019 (the “Old Senior Subordinated Notes”) for a like principal amount of the Issuers’ 13.375% Senior Subordinated Notes due 2019 registered under the Securities Act (the “New Senior Subordinated Notes” and together with the New Senior Notes, the “New Notes”) to be guaranteed by the Guarantors (the “Senior Subordinated Guarantees” and together with the Senior Guarantees, the “Guarantees”). The New Senior Notes are to be issued pursuant to an Indenture, dated as of July 17, 2012 (the “Senior Indenture”), by and among the Issuers, the Guarantors and Wilmington Trust, National Association, as Trustee (the “Trustee”). The New Senior Subordinated Notes are to be issued pursuant to an Indenture, dated as of July 17, 2012 (the “Senior Subordinated Indenture” and together with the Senior Indenture, the “Indentures”), by and among the Issuers, the Guarantors and the Trustee.  This opinion is being delivered at the request of Sigecom, as one of the Note Guarantors.

In so acting, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificates of incorporation, certificates of formation, bylaws, operating agreements and other comparable organizational documents of Sigecom, as applicable, (ii) authorizing board or manager resolutions of Sigecom with respect to the issuance of the New Notes, (iii) the Indentures, including Article X thereof describing the Guarantees, (iv) the Registration Statement, (v) that certain Registration Rights Agreement, dated as of July 17, 2012, by and among WOW Finance, WOW Capital, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and Mitsubishi UFJ Securities (USA), Inc. (the “Registration Rights Agreement”), (vi) the form of the New Notes and (vii) the form of the New Guarantees.  We have also examined such other certificates, documents and records and have considered such matters of law and of fact, and relied upon such certificates and other information furnished to us as we have deemed appropriate as a basis for our opinions set forth below.

Based upon the foregoing, we are of the opinion that:

1.                                      Due Formation.  Sigecom is a validly existing and in good standing limited liability company under the laws of the State of Indiana.

2.                                      Power and Authority.  Sigecom, LLC has the limited liability company power to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Final Offering Circular and to enter into and perform its obligations under the Purchase Agreement, the Joinder Agreement, the Securities and the Transaction Documents to which it is a party, including the issuance of the Securities, as applicable.

3.                                      Due Authorization, Execution and Delivery.  The Guarantees have been duly authorized, executed and delivered by Sigecom.

4.                                      No Violations.  The execution, delivery and performance by Sigecom of the Guarantees did not and will not violate any Indiana statute or any rule or regulation that has been issued pursuant to any Indiana statute or any order known to us issued pursuant to any Indiana statute by any court or governmental agency or body having jurisdiction over Sigecom or any of its properties. The execution, delivery and performance by Sigecom of the Guarantees did not and will not conflict with the organizational documents of such party.

The opinions expressed herein are based on information provided to counsel by its client and the records of the Corporations Division of the Indiana Secretary of State’s Office and the records of the Indiana Utility Regulatory Commission.

The opinions expressed herein are based only on laws in effect as of this date, and in all respects is subject to and may be limited by future legislation as well as future case law. This opinion may be relied upon by Honigman Miller Schwartz and Cohn LLP, in its capacity as legal counsel for the Sigecom in connection with the filing of the Registration Statement. This opinion may be filed with the appropriate regulatory authorities in connection with the filing of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein.

Please contact the undersigned regarding any questions or concerns regarding this opinion.

Sincerely,

/s/ Lewis & Kappes, P.C.

LEWIS & KAPPES, P.C.